SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) Aug. 13, 2010

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-3280	PUBLIC SERVICE COMPANY OF COLORADO	84-0296600
(a Colorado corporation)
1800 Larimer, Suite 1100
Denver, Colorado 80202
(303) 571-7511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.             Other Events.

On Aug. 13, 2010, Public Service Company of Colorado (PSCo), a Colorado corporation and a wholly owned subsidiary of Xcel Energy Inc., filed its preferred plan with the Colorado Public Utility Commission (CPUC) under the recently enacted state Clean Air-Clean Jobs Act. The plan responds to a state law passed last spring that required PSCo to propose reductions in nitrogen oxides (NOx) by 70 to 80 percent by 2017, to meet anticipated federal clean air regulations.

PSCo’s filing analyzes the costs and emissions reductions of different combinations of emissions controls, unit retirements and switching certain coal-fired units to burn natural gas. PSCo recommended retrofitting certain plants with pollution control equipment, as well as retiring others, and replacing the retired plant capacity with natural gas combined cycle units. PSCo’s recommended plan has three key components:

•                  Retires 900 megawatts (MW) of coal generation at its Valmont (186 MW) and Cherokee (717 MW) power plants by the end of 2017 and the end of 2022, respectively;

•                  Repowers its Cherokee power plant with efficient, natural gas generation of 883 MW. PSCo also will switch to natural gas generation at the 111 MW Arapahoe unit four; and

•                  Retrofits about 950 MW of coal-fired generation at the Pawnee (505 MW) and Hayden (446 MW) power plants with modern emission control technology.

The plan would reduce emissions of nitrogen oxides (NOx) from the targeted plants by 75 percent at the end 2017, and by 89 percent at the end of 2022.  In addition, when compared to 2008 levels, the plan would reduce sulfur dioxide (SO2) emissions by 84 percent and mercury emissions by 85 percent for the power plants targeted under the plan by 2023. The plan also allows PSCo to meet Colorado’s statewide carbon dioxide reduction goal of 20 percent before the 2020 target.

The total cost of the plan, if approved by the CPUC, would result in new electric plant construction of approximately $1.3 billion and natural gas pipeline construction of approximately $110 million over the next 12 years. The rate impact of the proposed plan is expected to increase future bills on average by 1 percent annually over the next ten years. The recommend plan is estimated to cost less than retrofiting all of these units with pollution control equipment. The estimated cost of the plan for the years 2011 through 2017 is shown in the table below:

(Millions of Dollars)	2011	2012	2013	2014	2015	2016	2017	Total
Combined cycle repower	$16.0	$81.0	$203.1	$105.4	$103.1	$25.9	$—	$534.5
Pollution control retrofit	69.6	82.8	66.3	93.4	26.1	8.6	—	346.8
Transmission	1.2	3.1	3.1	4.5	11.4	—	—	23.3
Gas pipeline	5.9	6.1	57.2	40.7	—	—	—	109.9
Total	$92.7	$173.0	$329.7	$244.0	$140.6	$34.5	$—	$1,014.5

PSCo also proposed to implement a new emission reduction adjustment rate to go into effect around Jan. 1, 2011. This adjustment clause seeks to recover a return on the construction work in progress (CWIP) for electric investments made pursuant to the plan and the recovery of other plant related costs, such as higher depreciation expense, incurred under the emissions reduction plan. The 2011 expected increase would be approximately $14.1 million consisting of a CWIP return of $4.7 million and $9.4 million for the first year of a proposed two year amortization of higher costs associated with changes in remaining plant lives.

Except for the historical statements contained in this 8-K, the matters discussed herein, are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements may be identified in this document by the words “would,” “believe,” “estimate,” “expect,” “likely,” “may,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions of accounting regulatory bodies; and the other risk factors listed from time to time by Xcel Energy and PSCo in reports filed with the Securities and Exchange Commission (SEC), including Risk Factors in Item 1A and Exhibit 99.01 of each of Xcel Energy’s and PSCo’s Annual Report on Form 10-K for the year ended Dec. 31, 2009 and Quarterly Report on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aug. 18, 2010	Xcel Energy Inc.
(a Minnesota corporation)
Public Service Company of Colorado
(a Colorado corporation)

/s/ DAVID M. SPARBY
David M. Sparby
Vice President and Chief Financial Officer